UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2016

LIVE OAK BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

North Carolina	001-37497	26-4596286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1741 Tiburon Drive, Wilmington, NC		28403
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (910) 790-5867

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 30, 2016, the 162(m) Subcommittee of the Compensation Committee of the Board of Directors of Live Oak Bancshares, Inc. (the “Company”) approved restricted stock unit (“RSU”) awards for S. Brett Caines, the Company’s Chief Financial Officer, and Steven J. Smits, the Company’s Chief Credit Officer, under the Company’s 2015 Omnibus Stock Incentive Plan (the “Plan”).

Under the terms of the awards, Mr. Caines is entitled to receive 50,000 shares of the Company’s voting common stock and Mr. Smits is entitled to receive 100,000 shares of the Company’s voting common stock, in each case upon vesting of the RSUs. The vesting of the RSUs is subject to the Company achieving total revenue of at least $100 million for the four-quarter period ending September 30, 2017. In addition, in order for the RSUs to vest, the Company’s voting common stock must attain a closing price equal to or greater than $34.00 per share for at least twenty (20) consecutive trading days at any time prior to November 30, 2023. In the event of a Corporate Transaction (as such term is defined in the Plan) or the termination of employment due to death or Disability (as such term is defined in the Plan), in each case prior to November 30, 2023, a portion of the RSUs are eligible for vesting if the applicable modified stock price is achieved. Each of Mssrs Caines and Smits executed a Confidentiality and Non-Solicitation Agreement as a condition to receipt of his award which imposes certain non-solicitation and other restrictive covenants.

The Company granted RSU awards on November 30, 2016, to employees of the Company covering a total of 1,514,500 shares of the Company's voting common stock, including the awards to Mssrs Caines and Smits. The terms and conditions of the awards to each employee are the same, including the vesting conditions described above. The compensation expense for these RSU awards is measured based on their grant date fair value as calculated using the Monte Carlo Simulation and will be recognized on a straight-line basis over the implied term.  The Company expects that the total compensation expense relating to these RSUs that will be recognized over an estimated implied term of four years will be approximately $13.6 million.

The foregoing description of the RSU awards and the Confidentiality and Non-Solicitation Agreements does not purport to be complete and is qualified in its entirety by reference to the forms of RSU award agreement and Confidentiality and Non-Solicitation Agreement, copies of which are filed as Exhibits 99.1 and 99.2 hereto and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Form of Performance RSU Award Agreement with Stock Price Condition
99.2	Form of Confidentiality and Non-Solicitation Agreement

Important Note Regarding Forward-Looking Statements

Statements in this Current Report that are based on other than historical data or that express the Company’s plans or expectations regarding future events or determinations are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this Current Report. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements are described in the Company's filings with the Securities and Exchange Commission (“SEC”) and available at the SEC’s Internet site (http://www.sec.gov). Except as required by law, the Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVE OAK BANCSHARES, INC.
	By:	/s/ S. Brett Caines
S. Brett Caines
Chief Financial Officer

Dated: December 2, 2016